EXHIBIT 21

SUBSIDIARIES OF

HOMELAND SECURITY CAPITAL CORPORATION

Name, Address And Headquarters	Place Of Formation

Fiducia Real Estate Solutions, Inc. 4601 Fairfax Drive Suite 1200 Arlington, VA 22203	Delaware, USA

Fiducia Holdings Corporation 4601 Fairfax Drive Suite 1200 Arlington, VA 22203	Delaware, USA